EXHIBIT 99.1

Midway Gold Announces First Quarter 2012 Financial Results

May 9, 2012

Denver, Colorado – Midway Gold Corp. (TSX.V and NYSE Amex: MDW) (the “Company”) announces financial results for the first quarter ended March 31, 2012.  These results were filed today with the United States Securities and Exchange Commission (the “SEC”) in the Company’s quarterly report on Form 10-Q, and with the relevant security regulators in Canada.

Recent Highlights

●	Significant gold resource increase in NI 43-101 compliant estimate for Gold Rock Project, White Pine County, Nevada (please refer to our press release dated February 29, 2012).
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Barrick Gold has informed Midway that it intends to conduct and fund an $11 million program at Midway’s Spring Valley Project, Pershing County, Nevada, in 2012 that includes both exploration drilling and development work in preparation for an internal pre-feasibility study. Exploration will be focused on in-fill drilling in the north resource area and expansion drilling of the south target area. The development work will include metallurgical, geotechnical and hydrological studies (please refer to our press release dated April 11, 2012).

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The appointment of Mr. John W. Sheridan to the Company’s Board of Directors and as chair of its Audit Committee, filling a previously announced vacancy. All three of Midway's board committees (Audit, Compensation, and Corporate Governance and Nominating) have three independent board members (please refer to our press release dated February 28, 2012).

Financial Results

All references to “$” in this release mean the Canadian dollar.  The financial information is presented in accordance with U.S. generally accepted accounting principles.

A comparison of our balance sheets at March 31, 2012 and December 31, 2011 is as follows:

	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$6,349,527	$10,191,069	(1)
Mineral properties	49,590,266	49,563,134
Other assets	4,023,470	2,817,749
Total assets	$59,963,263	$62,571,952

Liabilities	$5,564,599	$5,291,319	(2)
Shareholders’ equity	54,398,664	57,280,633
Total liabilities and shareholders’ equity	$59,963,263	$62,571,952

Notes:

(1)	The net decrease in cash and cash equivalents of $3.8 million is primarily due to first quarter operating activities of $2.4 million and investing activities of $1.5 million.

(2)	The net change in liabilities is primarily related to an increase in accounts payable and accrued liabilities.

A comparison of the results of operations for the three months ended March 31, 2012 and March 31, 2011 is as follows:

	---- Three Months Ended March 31, ----
	2012	2011
Net loss	$(3,072,393)	$(2,714,283)
Basic and diluted loss per share	$(0.03)	$(0.03)
Weighted average number of shares outstanding	113,960,618	98,409,788

Net cash used in operating activities	(2,385,591)	(2,214,251)

Net cash used in investing activities	(1,540,245)	(646,407)

Net cash provided by financing activities	125,744	4,310,825

Effect of exchange rate on changes on cash:	(41,450)	–

Results from Operations

Our consolidated net loss from operations for the three-month period ended March 31, 2012 was $3,072,393 or $0.03 per share, an increase of 13% from $2,714,283 or $0.03 per share from the first quarter 2011.  The change primarily relates to an increase in salaries and benefits of $471,216 as a result of an increase in the number of employees of the Company as compared to the first quarter of 2011. Of the year over year change in salaries and benefits, $175,953 was included as non-cash stock based compensation.

To review Midway Gold’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, including our Management Discussion and Analysis, visit any of the following websites: www.sedar.com, www.sec.gov or www.midwaygold.com.

The “Recent Highlights” section of this release has also been reviewed and approved by Mr. William S. Neal (M.Sc. and CPG), Midway’s Vice President of Geological Services and a “qualified person” as that term is defined in NI 43-101 of the Canadian Securities Administrators.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Director, President and COO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Vice President of Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

Cautionary note to U.S. investors concerning estimates of reserves and resources: This press release and the documents referenced in this press release use the terms “reserve" and  "mineral resource“, which are terms defined under Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system.  Such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7.  Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.  Mineral resources are not mineral reserves and do not have demonstrated economic viability. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The references to a “resource” in this press release and the documents referenced in this press release are not normally permitted under the rules of the SEC.  It cannot be assumed that all or any part of mineral deposits in any of the above categories will ever be upgraded to Guide 7 compliant reserves. Accordingly, disclosure in this press release and in the technical reports referenced in this press release may not be comparable to information from U.S. companies subject to the reporting and disclosure requirements of the SEC.